Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2009 Earnings

•	Net income decreases $218,000 from the second quarter 2008 due to $644,000 in charges for proxy contest, FDIC special assessment, Silverton Bank impairment

•	Net interest income up $299,000 or 6.2% from June 30, 2008 quarter

•	Provision for loan losses down $474,000 or 56.8% from June 30, 2008 quarter

•	FDIC insurance expense up $374,000 from the second quarter 2008, including $240,000 special assessment

•	Loans and deposits increased 6.4% and 6.3%, respectively, over last 12 months

WARRENTON, Va., August 03, 2009 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $724,000 for the quarter ended June 30, 2009 as compared with $942,000 for the same quarter in 2008, representing a decrease of 23%. Earnings for the second quarter were impacted by several items, the most significant being charges associated with a proxy contest with dissident shareholders, increased assessments by the Federal Deposit Insurance Corporation (FDIC) and a loss on shares held in Silverton Bank. Earnings per share were $0.20 on a diluted basis for the quarter ended June 30, 2009, as compared with $0.26 per diluted share for the same quarter in 2008.

The following table reconciles various non-GAAP adjustments to net income for the second quarter on a GAAP basis.

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
For the Quarter Ended June 30, 2009
(in thousands, except per share data)
	Before Taxes	Tax Expense	After Taxes	Per Fully-Diluted Share

Net income on GAAP basis	$996	$272	$724	$0.201
Plus: Proxy contest expense	291	99	192	0.053
Plus: FDIC special assessment	240	82	158	0.044
Plus: Impairment loss on Silverton stock	113	—	113	0.031
Income excluding non-GAAP adjustments	$1,640	$453	$1,187	$0.329

*Tax expense is computed using a federal tax rate of 34%, except for the loss on impairment of Silverton stock, which has no tax benefit at this time.

Randy K. Ferrell, president and chief executive officer, said, “We are pleased with our second quarter progress in light of the difficult economy. Calculated without the costs associated with the proxy contest and the FDIC’s special assessment, we showed good progress in our performance. We are encouraged particularly by our substantial increase in net interest income, good growth in loans and the large decrease in provision for loan losses for the comparable periods. We are optimistic that these also are good signs for the local economy.”

For the six months ended June 30, 2009, net income was $1,647,000, or $0.46 per diluted share, compared with $1,951,000, or $0.55 per diluted share for the first six months of 2008, a decrease of 15.6%. The decline in net income for the first six months of 2009 compared to the first six months of 2008 were primarily the same reasons as those causing the decline in quarterly income.

The following table reconciles various non-GAAP adjustments to net income for the first six months on a GAAP basis.

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
For the Six Months Ended June 30, 2009
(in thousands, except per share data)
	Before Taxes	Tax Expense	After Taxes	Per Fully- Diluted Share

Net income on GAAP basis	$2,260	$613	$1,647	$0.458
Plus: Proxy contest expense	291	99	192	0.053
Plus: FDIC special assessment	240	82	158	0.044
Plus: Impairment loss on Silverton stock	113	—	113	0.031
Income excluding non-GAAP adjustments	$2,904	$794	$2,110	$0.586

*Tax expense is computed using a federal tax rate of 34%, except for the loss on impairment of Silverton stock, which has no tax benefit at this time.

The Company performance included a $299,000 increase in net interest income in the second quarter of 2009 compared with the second quarter of 2008 and in 2009 a $474,000 reduction in provision for loan losses as compared to 2008.

Loans, net of reserve, totaling $452.1 million at June 30, 2009, increased 4.0% when compared with December 31, 2008, and increased 6.4% when compared with June 30, 2008. Deposits, totaling $412.6 million at June 30, 2009, increased 3.1% compared with year-end 2008, and increased 6.3% when compared with June 30, 2008.

The net interest margin for the second quarter of 2009 was 4.23% compared with 4.22% for the same quarter in 2008. This represents the difference between the interest income generated through loans and investments and the costs the Fauquier Bank incurs in obtaining the deposits and other funds to lend and invest.

Return on average assets (ROAA) was 0.55% and return on average equity (ROAE) was 7.02% for the second quarter of 2009, a decrease from 0.76% and 8.80%, respectively, from the second quarter of 2008. For the six-month period ended June 30, 2009, Fauquier Bankshares’ return on average assets was 0.64% and return on average equity was 7.94%, compared with 0.79% and 9.14%, respectively, for 2008.

The Bank’s non-performing assets totaled $3.2 million or 0.70% of total loans and repossessed assets at June 30, 2009, as compared with $4.3 million or 0.97% of total loans and repossessed assets at December 31, 2008, and $3.0 million or 0.70% of total loans and repossessed assets at June 30, 2008.

The provision for loan losses was $560,000 for the first six months of 2009 compared with $1.29 million for the first six months of 2008. Loan charge offs, net of recoveries, totaled $249,000 or 0.06% of total average loans for the first six months of 2009, compared with $1.16 million or 0.28% of total average loans for the first six months of 2008. The $730,000 decrease in the provision for loan losses from first six months of 2008 to first six months of 2009 was largely in response to the $903,000 decline in net charge-offs for the respective six month periods, as well as the decline in non-performing assets since September 30, 2008. Total allowance for loan losses was $5.1 million or 1.11% of total loans at June 30, 2009 compared with $4.8 million or 1.08% of loans at December 31, 2008 and $4.3 million or 1.02% of loans at June 30, 2008.

“The loan portfolio performance continues to validate our prudent approach to lending,” Ferrell said. “We did note a positive trend in the first quarter of 2009, and this has essentially continued in the second quarter compared to the same periods in 2008. This is not only good news for our bank, but encouraging as well to the thousands of families in our area who are working against the same economic challenges.”

Fauquier Bankshares also provided shareholders and the investing public with information showing earnings without the charges related to the proxy context, the FDIC special assessment and the Silverton Bank investment.

The impact of the proxy contest on net income for the quarter ending June 30, 2009 was approximately $291,000, or $192,000, net of tax benefit, which equates to $0.053 per share on a fully diluted basis for the quarter. In May 2009, the Company’s Board of Directors successfully elected their slate of directors by a greater than two to one margin.

The impact of the FDIC special assessment for the period was approximately $240,000, or $158,000, net of tax benefit, or $0.044 per share on a fully diluted basis for the quarter. Due to the number of recent bank failures throughout the United States, the FDIC has significantly increased its deposit insurance premiums for all banks. FDIC expense for the Fauquier Bank has risen from $11,000 in the second quarter of 2008 to $385,000 in the second quarter of 2009, and from $23,000 for the first six months of 2008 to $530,000 for the first six months of 2009. Fauquier has never experienced any losses covered by the FDIC.

The impact of the $113,000 loss on the impairment of the investment in Silverton Bank’s common stock, having no corresponding tax benefit at this time, was approximately $0.031 per share on a fully diluted basis for the quarter. Silverton, with assets of about $4 billion, was a “banker’s bank” that offered services to other banks and took no consumer deposits nor did it make consumer loans. It was closed by the Comptroller of the Currency and the FDIC in May 2009.

Assets under Wealth Management Service management, totaling $279.3 million in market value at June 30, 2009, declined 3.1% from $288.2 million in market value at June 30, 2008, due to the decline in valuations of common stock under management. During the same period, stocks measured in the Standard & Poors’ 500 index declined by approximately 28.5%.

Fauquier Bankshares and The Fauquier Bank had combined assets of $530.8 million and total shareholders’ equity of $41.4 million at June 30, 2009. Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At June 30, 2009, the Company’s leverage ratio, an important indicator of financial health, was 9.14%, compared with 9.46% one year earlier. The Company’s tier 1 and total risk-based ratio were 10.89% and 12.04%, respectively, at June 30, 2009, compared with 11.78% and 12.86% at June 30, 2008. The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through nine banking offices throughout Fauquier and Prince William counties in Virginia. The new Bristow branch opened its doors on July 13, 2009 and will celebrate the Grand Opening on August 8, 2009. The Fauquier Bank is continuing to move forward with its plans to open a branch in Haymarket during the first half of 2010. Later this year, the Broadview Avenue View Tree Branch will move to a new 9,600-square-foot office at the intersection of West Lee Highway and Fletcher Drive. Fauquier Bankshares’ stock price closed at $13.51 per share on July 31, 2009. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008	Jun. 30, 2008

EARNINGS STATEMENT DATA:
Interest income	$6,879	$6,786	$7,036	$7,201	$7,062
Interest expense	1,712	1,872	2,258	2,351	2,194

Net interest income	5,167	4,914	4,778	4,850	4,867
Provision for loan losses	360	200	1,506	431	834

Net interest income after
provision for loan losses	4,807	4,714	3,271	4,419	4,033
Noninterest income	1,379	1,145	1,430	1,548	1,776
Securities gains (losses)	(166)	—	—	(298)	(125)
Noninterest expense	5,024	4,594	3,792	4,255	4,395

Income before income taxes	996	1,265	909	1,414	1,289
Income taxes	272	342	142	479	346

Net income	$724	$923	$767	$935	$942

PER SHARE DATA:
Net income per share, basic	$0.20	$0.26	$0.22	$0.26	$0.27
Net income per share, diluted	$0.20	$0.26	$0.22	$0.26	$0.26
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,596,537	3,535,817	3,526,380	3,529,347	3,531,310
Average diluted shares outstanding	3,606,529	3,554,767	3,553,655	3,560,531	3,563,826
Book value at period end	$11.51	$11.35	$11.64	$11.38	$11.70

BALANCE SHEET DATA:
Total Assets	$530,834	$526,813	$514,515	$499,760	$503,029
Loans, net	452,132	443,349	434,678	423,077	425,134
Investment securities	36,385	35,225	37,839	35,284	39,863
Deposits	412,601	416,281	400,294	405,623	388,241
Transaction Deposits (Demand
Deposit and NOW Accounts)	132,902	142,493	143,622	142,581	158,813
Shareholders’ equity	41,389	40,819	41,488	40,591	41,772

PERFORMANCE RATIOS:
Net interest margin(1)	4.23%	4.11%	4.07%	4.10%	4.22%
Return on average assets	0.55%	0.72%	0.60%	0.73%	0.76%
Return on average equity	7.02%	8.89%	7.45%	8.85%	8.80%
Efficiency ratio(2)	77.78%	73.21%	60.22%	68.81%	66.64%

ASSET QUALITY RATIOS:
Allowance for loan losses	$5,091	$4,873	$4,780	$4,684	$4,319
Allowance for loan losses to period
end loans, net	1.11%	1.09%	1.09%	1.10%	1.02%
Non-performing assets	$3,219	$3,638	$4,275	$4,590	$3,012
Non-performing assets to period end loans
and other repossessed assets owned	0.70%	0.81%	0.97%	1.07%	0.70%
Net charge-offs for the quarter	$142	$107	$1,411	$66	$711
Net charge-offs to average loans	0.03%	0.02%	0.32%	0.02%	0.17%

CAPITAL RATIOS:
Leverage	9.14%	9.26%	9.37%	9.38%	9.46%
Risk Based Capital Ratios:
Tier 1 capital	10.89%	11.16%	11.37%	11.96%	11.78%
Total capital	12.04%	12.29%	12.51%	13.13%	12.86%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

	For the Six Month Period Ended,
	June 30, 2009	June 30, 2008
EARNINGS STATEMENT DATA:
Interest income	$13,665	$14,336
Interest expense	3,584	4,778

Net interest income	10,081	9,558
Provision for loan losses	560	1,290

Net interest income after
provision for loan losses	9,521	8,268
Noninterest income	2,523	3,256
Securities gains (losses)	(166)	(37)
Noninterest expense	9,618	8,791

Income before income taxes	2,260	2,696
Income taxes	613	745

Net income	$1,647	$1,951

PER SHARE DATA:
Net income per share, basic	$0.46	$0.55
Net income per share, diluted	$0.46	$0.55
Cash dividends	$0.40	$0.40
Average basic shares outstanding	3,588,845	3,523,392
Average diluted shares outstanding	3,596,196	3,557,875

PERFORMANCE RATIOS:
Net interest margin(1)	4.17%	4.18%
Return on average assets	0.64%	0.79%
Return on average equity	7.94%	9.14%
Efficiency ratio(2)	76.34%	67.99%
Net charge-offs	$249	$1,156
Net charge-offs to average loans	0.06%	0.28%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.